Exhibit 99.1
LCA-Vision Reports 18% Revenue Growth for the 2007 First Quarter
Company Affirms 2007 Guidance
CINCINNATI, May 9, 2007 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced financial and operational results for the three months ended March 31, 2007. All 2006 first quarter revenue and net income figures reported today reflect the restated financial results contained in LCA-Vision’s Form 10-K/A for the year ended December 31, 2006, filed with the Securities and Exchange Commission (SEC) on May 8, 2007. As previously announced, the Form 10-K/A is subject to ongoing review by, and possible additional comments from, the staff of the SEC.
First Quarter Financial & Operational Highlights:
•	Revenues grew 18% to approximately $78.7 million from approximately $66.8 million.
•	Procedure volume increased 11% to 59,101 from 53,372.
•	Same-store revenues grew 5%.
•	Net income increased 16% to approximately $10.9 million from approximately $9.4 million.
•	Earnings per share increased 23% to $0.54 from $0.44.
•	Four new LasikPlus vision centers were successfully opened in Westbury, NY; Harrisburg, PA; Green Bay, WI; and Omaha, NE.
Steven C. Straus, LCA-Vision’s Chief Executive Officer, commented, “We are pleased to report 2007 first quarter revenue growth of 18%, continued gains in market share in both new and existing markets and continued ability to consistently outperform industry growth rates. For the quarter, we grew revenues to more than $78 million, and increased procedure volume 11% to more than 59,000. Same-store revenues were up 5%, net income was up 16% and earnings per diluted share grew 23%. We achieved this growth in an industry where procedure volume has been flat-to-down for the past six quarters.”

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

Mr. Straus continued, “We successfully opened four LasikPlus vision centers in the first quarter, all in new markets. We now operate a total of 63 vision centers in 48 markets in 29 states. We plan to open eight to 11 additional centers this year. Our continued investment in expanding our store base, which also includes relocation and/or renovations of older locations, further strengthens our operations and provides significant opportunity for future growth.
“I am pleased to welcome to LCA-Vision two highly qualified executives in Jim Brenner as our new Chief Marketing Officer and Steve Jones as Senior Vice President of Human Resources. Filling these positions has rounded out our executive team and we look forward to their contributions and support in achieving our aggressive growth strategy. In addition to my CEO responsibilities, I am also serving in the capacity of COO,” added Mr. Straus.
Net Income & Earnings Per Share
First quarter 2007 earnings per diluted share increased 23% to $0.54 from $0.44 in the first quarter of 2006. First quarter 2007 net income increased 16% to approximately $10.9 million from approximately $9.4 million in the first quarter of 2006.
Effect of the Change in Deferred Revenues on First-Quarter Financial Results for 2007 and 2006

	Q1-2007	Q1-2006
Deferred revenue	$12,117,000	$10,665,000
Amortization of prior deferred revenue	6,495,000	4,019,000
Deferred professional fees	1,212,000	1,066,000
Amortization on prior deferred professional fees	650,000	402,000
Change in pre-tax income	5,060,000	5,982,000
Change in net income	3,196,000	3,665,000
Change in cash provided by operations	0	0
Cash Position
Net cash provided by operating activities increased 17% in the first quarter of 2007 to approximately $28.5 million from approximately $24.3 million in the first quarter of 2006. Cash and short-term investments increased to approximately $123.1 million as of March 31, 2007, from approximately $98.1 million as of December 31, 2006.

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

Outlook
LCA-Vision affirmed its previous guidance for the 2007 full year. The company currently expects earnings per diluted share for the full-year of 2007 to be in the range of $2.05 to $2.15 with revenue growth between 20% and 25%, compared to the originally reported 2006 revenue of $256.9 million. We are currently testing the use of bundled warranties instead of separately priced extended warranties. This guidance assumes that we significantly reduce or eliminate the use of separately priced extended warranties in the second half of 2007, and that the effect of deferring revenues for separately priced extended warranties in the first half of 2007 is offset by additional revenues in the second half of 2007 as previously deferred revenues get amortized back into revenues. For the second quarter of 2007, we expect our marketing spending to be approximately $17 million. For the full year 2007, we expect to spend approximately $67 million on marketing and advertising. We continue to seek more effective and efficient methods of patient acquisition. As previously disclosed, the company expects to open 12 to 15 new vision centers throughout 2007. In the first half of 2007, center openings will focus on new markets. After evaluating the results of the additional locations opened last year in Houston, Minneapolis and Chicago, the company will consider additional locations in existing markets.
Conference Call & Webcast
A conference call and webcast will be held today, Wednesday, May 9 at 10:00 a.m. Eastern time. To access the conference call, dial 888-803-7404 (within the United States and Canada), or 706-634-1308 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 7776094. The webcast will be available at the investor relations section of LCA-Vision’s website.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our projection for revenue and earnings growth for 2007, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

publicity regarding laser vision correction; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 63 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. LasikPlus vision centers are located in 48 markets in 29 states. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com.
It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Jody Cain, Senior Vice President
Lippert/Heilshorn & Associates
310-691-7100

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands except per share data)

	Three months ended March 31,
	2007	2006
		(Restated)
Revenues — Laser refractive surgery	$78,663	$66,750

Operating costs and expenses
Medical professional and license fees	13,975	12,914
Direct costs of services	24,465	20,915
General and administrative expenses	5,198	4,930
Marketing and advertising	17,178	11,346
Depreciation	2,304	1,935

Operating income	15,543	14,710

Equity in earnings from unconsolidated businesses	154	138
Investment income	1,694	1,503
Interest expense	(83)	(61)
Other expense, net	(10)	(8)

Income before taxes on income	17,298	16,282

Income tax expense	6,372	6,855

Net income	$10,926	$9,427

Income per common share
Basic	$0.55	$0.45
Diluted	$0.54	$0.44

Dividends declared per share	$0.18	$0.12

Weighted average shares outstanding
Basic	19,903	20,745
Diluted	20,274	21,465

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

Assets	March 31, 2007	December 31, 2006
Current assets		(Restated)
Cash and cash equivalents	$51,529	$27,251
Short-term investments	71,550	70,801
Accounts receivable, net of allowance for doubtful accounts of $2,400 and $2,310	13,870	12,160
Receivables from vendors	5,853	3,310
Prepaid professional fees	2,456	2,223
Prepaid expenses and other	5,693	6,414
Prepaid income taxes	—	1,667
Deferred tax assets	10,534	11,155

Total current assets	161,485	134,981

Property and equipment	80,157	77,323
Accumulated depreciation and amortization	(48,535)	(46,399)

Property and equipment, net	31,622	30,924

Accounts receivable, net of allowance for doubtful accounts of $869 and $532	3,523	2,174
Deferred compensation plan assets	4,518	4,090
Investment in unconsolidated businesses	1,058	904
Deferred tax assets	12,517	12,141
Other assets	4,598	4,256

Total assets	$219,321	$189,470

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$10,518	$5,264
Accrued liabilities and other	11,765	9,111
Deferred revenue	24,562	22,234
Income taxes payable	3,145	—
Capital lease obligations maturing in one year	3,977	3,360

Total current liabilities	53,967	39,969

Capital lease obligations	1,995	2,431
Deferred compensation liability	4,519	4,136
Insurance reserve	6,889	6,163
Deferred revenue	30,902	27,608
Minority equity interest	55	47

Stockholders’ investment
Common stock ($0.001 par value; 25,070,597 and 24,814,542 shares and 20,066,649 and 19,821,348 shares issued and outstanding, respectively)	25	25
Contributed capital	167,556	162,245
Common stock in treasury, at cost (5,003,948 shares and 4,993,194 shares)	(69,939)	(69,487)
Retained earnings	23,390	16,320
Accumulated other comprehensive (loss) income	(38)	13

Total stockholders’ investment	120,994	109,116

Total liabilities and stockholders’ investment	$219,321	$189,470

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
		(Restated)
Cash flow from operating activities:
Net income	$10,926	$9,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,304	1,935
Provision for loss on doubtful accounts	1,460	693
Deferred income taxes	268	(1,624)
Tax benefit on disqualified disposition of stock options	82	12
Stock based compensation	1,240	1,249
Deferred compensation	384	450
Insurance reserve	726	932
Equity in earnings of unconsolidated affiliates	(154)	(138)
Changes in operating assets and liabilities:
Accounts receivable	(4,519)	(990)
Receivables from vendors	(2,543)	(902)
Prepaid expenses and other	721	(611)
Prepaid income taxes	1,667	2,875
Accounts payable	5,254	(487)
Deferred revenue, net of professional fees	5,060	5,982
Income taxes payable	3,145	2,909
Accrued liabilities and other	2,441	2,627

Net cash provided by operations	$28,462	$24,339

Cash flow from investing activities:
Purchases of property and equipment	(1,973)	(1,702)
Purchases of investment securities	(63,163)	—
Proceeds from sale of investment securities	62,324	—
Deferred compensation plan	(429)	(450)
Other, net	(18)	—

Net cash used in investing activities	$(3,259)	$(2,152)

Cash flow from financing activities:
Principal payments of capital lease obligations	(849)	(693)
Shares repurchased for treasury stock	(452)	(6,248)
Tax benefits related to stock-based compensation	1,094	542
Exercise of stock options	2,895	1,027
Distribution paid to minority equity investees	—	(19)
Dividends paid to stockholders	(3,613)	(2,500)

Net cash used in financing activities	(925)	(7,891)

Increase in cash and cash equivalents	24,278	14,296

Cash and cash equivalents at beginning of period	27,251	110,531

Cash and cash equivalents at end of period	$51,529	$124,827

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236